EXHIBIT 4.2


                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
            RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS
                   OF SERIES C CONVERTIBLE PREFERRED STOCK OF
                         ARCH COMMUNICATIONS GROUP, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

     Arch Communications Group, Inc., a Delaware corporation (the "Corporation), pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, files this Certificate of Designations setting forth a copy of a resolution duly adopted by the Board of Directors of the Corporation, which resolution remains in full force and effect as of the date hereof, to establish the voting powers, designations, preferences and rights of 250,000 shares of the authorized Preferred Stock of the Corporation pursuant to authority expressly vested in the Board of Directors by Article Fourth of the Restated Certificate of Incorporation of the Corporation:

          WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of one or more series of the Corporation's Preferred Stock, $0.01 par value per share, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

          WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

          NOW, THEREFORE, BE IT

          RESOLVED, that the Board of Directors does create, authorize and provide for the issuance of a series of the Corporation's Preferred Stock, $0.01 par value per share, consisting of 250,000 shares of the authorized Preferred Stock of the Corporation, with the voting powers, designations, preferences and rights specified below:

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     Section 1. DESIGNATIONS. Two hundred fifty thousand (250,000) shares of the
Corporation's Preferred Stock shall be designated as "Series C Convertible Preferred Stock." The Series C Convertible Preferred Stock (the "Series C Preferred Stock") shall sometimes be referred to herein with the Corporation's existing Series A Preferred Stock and Series B Junior Participating Preferred Stock, collectively, as the "Preferred Stock."


     Section 2. DIVIDENDS.

          (a) PRIORITY OF DIVIDENDS. Subject to the rights of series of authorized Preferred Stock which may from time to time come into existence after the date hereof, no dividends shall be declared or set aside for the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), or any class or series of securities junior in rank to the Series C Preferred Stock, including the Corporation's existing Series A Preferred Stock and Series B Junior Participating Preferred Stock (together with the Common Stock, the "Junior Stock"), unless prior thereto all accrued and unpaid dividends on the Series C Preferred Stock shall be declared, set aside and paid on all of the then outstanding shares of Series C Preferred Stock. In the event that, after declaration of a cash dividend on the Series C Preferred Stock, funds legally available for distribution on any Dividend Payment Date (as defined in Section 2(b)) are insufficient to fully pay the cash dividend due and payable on such Dividend Payment Date to all holders of outstanding Series C Preferred Stock, then all funds legally available for distribution shall be paid in cash to holders of Series C Preferred Stock in accordance with the number of shares of Series C Preferred Stock held by each such holder. Any remaining dividend amount owed to holders of the Series C Preferred Stock shall be accrued in accordance with Section 2(b). Alternatively, at the Corporation's option, dividends shall be payable in the form of the Stock Dividend (as defined in Section 2(b)).

     The Corporation shall not declare or pay any dividends or distributions on, or redeem, repurchase, accept or otherwise acquire for value, any shares of Junior Stock or any class or series of securities equal in rank to the Series C Preferred Stock ("Parity Stock") hereinafter issued by the Corporation (any of the foregoing, a "Restricted Payment") if all accrued and unpaid dividends on all the then outstanding shares of Series C Preferred Stock have not been paid in full, unless the Corporation shall have first offered, and provided evidence of its ability to pay, in cash, to the holders of the Series C Preferred Stock all such dividends on the Series C Preferred Stock. The holders of a majority of the then outstanding shares of Series C Preferred Stock may accept or reject such offer in their sole discretion, which decision shall be binding upon all holders of Series C Preferred. If such offer is made, the Corporation may make such Restricted Payment, and in the case of any Restricted Payment in the form of a dividend or distribution payable with respect to shares of Common Stock, the holders of the outstanding Series C Preferred Stock shall be entitled, ratably in proportion to the shares of Common Stock into which such Series C

                                      -2-
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Preferred Stock could then be converted,  to participate  therein (to the extent the holders of Common Stock have a right to participate in any such dividend or distribution). Notwithstanding the foregoing, the foregoing provisions of
Section 2(a) shall not apply in the event the Corporation shall dividend or otherwise distribute rights to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of capital stock of the Corporation, which rights (i) until the occurrence of a specified event or events are deemed to be transferred with such shares of Common Stock and are not exercisable and
(ii) are issued in respect of future issuances of Common Stock ("Rights"). In such event, the holders of shares of Series C Preferred Stock shall be entitled to receive any such Rights ratably in proportion to the shares of Common Stock into which such Series C Preferred Stock could be converted or shall receive such Rights upon any conversion of the Series C Preferred Stock into shares of Common Stock no later than the date such Rights separate from the Common Stock or otherwise become exercisable (the "Distribution Date"), in each case to the extent such Rights have not been redeemed, terminated or otherwise have expired.

          (b) DIVIDEND RATE; FORM OF DIVIDEND PAYMENT; DIVIDEND PAYMENT DATES. Each holder of the Series C Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, in preference and priority to dividends on any Junior Stock, that shall accrue on the Liquidation Price (as defined in Section 3(a)) of each share of the Series C Preferred Stock at the rate of eight percent (8%) per annum, from and including the date on which Series C Preferred Stock was first issued (the "Original Issue Date") to and including the date on which the Liquidation Price of such share is paid in full to the holder of such share pursuant to Section 3. At the Corporation's option, so long as shares of the Common Stock remain listed on the Nasdaq National Market ("NNM") (or a national securities exchange where the Common Stock may then be listed), dividends may be paid in fully registered, fully paid and nonassessable shares of the Common Stock with a value equal to the dividend amount (the "Stock Dividend"). As used herein, "fully registered" shares of Common Stock may include shares of Common Stock with respect to which the Corporation has filed a registration statement with the Securities and Exchange Commission for the resale of such shares by the holders thereof and which registration statement remains effective and as to which such holders would otherwise be permitted to effect the resale of such shares under applicable federal and state securities laws. For purposes of payment, the value of the Common Stock shall be deemed to be equal to 95% of the Market Price (as hereinafter defined) for the ten (10) trading days immediately preceding the corresponding Dividend Payment Date (as hereinafter defined). If any fractional share of the Common Stock would be issuable in payment of any dividend on any share of the Series C Preferred Stock, the Corporation shall make a cash payment for such portion of the dividend in lieu of fractional shares of the Common Stock. The accrued dividends, in either form, will be adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together referred to as "Recapitalization Events") which affect the number of outstanding shares of the

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Series C Preferred  Stock.  Accrued  dividends  on the Series C Preferred  Stock shall be payable out of funds legally available therefor on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on September 30, 1998, to the holders of record of the Series C Preferred Stock as of the close of business on the applicable record date. Dividends shall be fully cumulative and shall accrue on a daily basis based on a 365- day or 366-day year, as the case may be, without regard to the occurrence of a Dividend Payment Date and whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. The amount of dividends "accrued" with respect to any share of Series C Preferred Stock as of the first Dividend Payment Date after the Original Issue Date, or as of any other date after the Original Issue Date that is not a Dividend Payment Date, shall be calculated on the basis of the actual number of days elapsed from and including the Original Issue Date, in the case of the first Dividend Payment Date and any date of determination prior to the first Dividend Payment Date, or from and including the last preceding Dividend Payment Date, in the case of any other date of determination, to and including such date of determination which is to be made, in each case based on a year of 365 or 366 days, as the case may be (the "Dividend Period"). Whenever the Board of Directors of the Corporation declares any dividend pursuant to this Section 2, notice of the applicable record date and related Dividend Payment Date shall be given.

          As used herein, the "Market Price" of the Common Stock at any date shall mean the closing price per share of Common Stock on such date, as officially reported by NNM or such other national securities exchange where the Common Stock may then be listed, and, when used with reference to shares of Common Stock for any period shall mean the average of the daily closing prices per share of Common Stock for such period. The closing price for each day shall be the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use.

          (c) COMPOUNDING OF DIVIDENDS; ADDITION TO LIQUIDATION PRICE. On each Dividend Payment Date, all dividends that have accrued on each share of Series C Preferred Stock during the immediately preceding Dividend Period shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added to the Liquidation Price of such share effective as of such Dividend Payment Date and shall remain a part thereof to and including the date on which the Liquidation Price of such share is paid in full to the holder of such share pursuant to Section 3.

          (d) PRO RATA DECLARATION AND PAYMENT OF DIVIDENDS. All dividends paid with respect to shares of the Series C Preferred Stock pursuant to this Section 2 shall be declared and paid PRO RATA to all the holders of the shares of Series C Preferred Stock outstanding as of the applicable record date.

     Section 3. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (each such event, a "Liquidation"), except as provided in Section 3(b) below, subject to the rights of series of authorized Preferred Stock that may from time to time come into existence, the holders of shares of Series C Preferred Stock then outstanding shall be entitled, ratably in proportion to the shares of the Series C Preferred Stock held by such holders, to be paid out of the assets of the Corporation available for distribution to its stockholders before payment to the holders of Junior Stock, and PARI PASSU with Parity Stock, if any, by reason of their ownership thereof, an amount equal to (A) (i) $100.00 per share of the Series C Preferred Stock (subject to appropriate adjustment for any Recapitalization Events), plus (ii) an amount equal to all dividends accrued on such share of the Series C Preferred Stock since the Original Issue Date thereof which, pursuant to Section 2(c), have been added to and remain part of the Liquidation Price as of such time of determination, whether or not such unpaid dividends have been earned or declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends, plus (iii) an amount equal to all accrued and unpaid dividends accrued on such share of the Series C Preferred Stock during the period from the immediately preceding Dividend Payment Date through and including the determination date (the "Liquidation Price").

          (b) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of shares of Series C Preferred Stock ratably in proportion to the shares of Series C Preferred Stock held by such holders.

          (c) After the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock, upon the Liquidation of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     Section 4. VOTING RIGHTS.

          (a) The holder of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series C

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Preferred  Stock could then be  converted,  and with respect to such vote,  such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall be entitled to vote, together with holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Notwithstanding the foregoing, with respect to the election of directors, so long as at least 50% of the shares of Series C Preferred Stock issued as of the Original Issue Date (as appropriately adjusted for Recapitalization Events) are outstanding, the holders of the Series C
Preferred   Stock,   voting  as  a  separate   class  (and  without  the  voting
participation of holders of other shares of capital stock of the Corporation) shall be entitled to elect one member of the Board of Directors. Such member shall have the right to be a member of any committee of the Corporation's Board of Directors.

          (b) Subject to the rights of series of authorized Preferred Stock which may from time to time come into existence, so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting together as a single class:

               (i) authorize, increase the authorized number of shares of, or issue, any shares of any class or series of capital stock of the Corporation ranking prior to or, so long as at least 50% of the shares of Series C Preferred Stock issued as of the Original Issue Date (as appropriately adjusted for Recapitalization Events) remain outstanding, on a parity with the Series C Preferred Stock;

               (ii) increase the authorized number of shares of, or issue any shares of Series C Preferred Stock;

               (iii) authorize, adopt or approve an amendment to the Restated Certificate of Incorporation of the Corporation which would decrease the aggregate number of authorized shares of Series C Preferred Stock below the number then outstanding, or alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect such shares of Series C Preferred Stock adversely; or

               (iv) reclassify any shares of Common Stock or any other shares of any class or series of capital stock of the Company into shares ranking prior to or, so long as at least 50% of the shares of Series C Preferred Stock issued as of the Original Issue Date (as appropriately adjusted for Recapitalization Events) remain outstanding, on a parity with the Series C Preferred Stock.

          (c) In addition to the matters described in Section 4(b) above, at any time prior to the third anniversary of the Original Issue Date, the Corporation shall not participate in any merger or consolidation in which its outstanding securities are converted into securities, cash or other property, or sell all or substantially all of its assets (each of the foregoing, a "Transaction") without the prior written consent or affirmative vote of stockholders representing at least a majority of the then outstanding shares of Series C Preferred Stock voting as a single class; provided, however, that such prior written consent or affirmative vote of stockholders representing such shares of Series C Preferred Stock shall not be required if the conditions in any of the following paragraphs
(i), (ii) or (iii) below are satisfied:

          (i) In the event that at least 50% of the total value of the consideration being issued or paid to the Corporation or its stockholders in the Transaction consists of cash (as determined in good faith by the Corporation's Board of Directors), the consideration payable to each holder of Series C Preferred Stock in connection with such Transaction, either (A) with respect to (and in cancellation of) each share of Series C Preferred Stock or (B) on an "as converted" basis with respect to the Common Stock underlying such share of Series C Preferred Stock, shall be an amount that is not less than the greater of (i) $150.00 or (ii) an amount sufficient to result in a compounded internal rate of return of at least 30% (as measured from the Original Issue Date on the basis of an initial investment of $100.00 per share of Series C Preferred Stock); provided, however, that the foregoing condition is not intended to limit the amount that such holder of Series C Preferred Stock would otherwise be entitled to receive on an "as converted" basis in connection with such Transaction.

          (ii) In the event that less than 50% of the total value of the consideration being issued or paid to the Corporation or its stockholders in the Transaction consists of cash (as determined in good faith by the Corporation's Board of Directors), (A) the Series C Preferred Stock shall be assumed by the surviving entity or transferee entity (the "Successor") and (B) the Successor shall have and maintain a ratio of total consolidated debt (including preferred stock) to total consolidated operating cash flow (last quarter annualized) that shall not exceed 6.5:1 (as determined in good faith by the Chief Financial Officer of the Successor using generally accepted accounting principles consistently applied).

          (iii) In the event that the conditions specified in the foregoing paragraphs (i) or (ii), as applicable, are not satisfied with respect to a particular Transaction, the Corporation has offered, at its election, to redeem/convert the Series C Preferred Stock by paying or causing to be paid to each holder of Series C Preferred Stock, concurrently with the consummation of such Transaction, an amount payable in cash with respect to (and in cancellation of) each share of Series C Preferred Stock that is equal to the greater of (i) $150.00 or (ii) an amount sufficient to result in a compounded internal rate of

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return of at least 30% (as measured from the Original Issue Date on the basis of an initial investment of $100.00 per share of Series C Preferred Stock).

     Section 5. CONVERSION. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each holder of Series C Preferred Stock shall have the right to convert each share of Series C Preferred Stock, at the option of such holder, at any time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Price (as defined in Section 2(a)) by the Conversion Price (as defined hereinafter) per share in effect at the time of such conversion.

          The Conversion Price per share for the Series C Preferred Stock shall initially be $5.50. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

          (b) MANDATORY CONVERSION. The Corporation shall have the right to cause the conversion of all of the shares of the Series C Preferred Stock on and after the third anniversary of the Original Issue Date of the Series C Preferred Stock into such number of fully paid and nonassessable shares of the Common Stock as is calculable under Section 5(a); PROVIDED, HOWEVER, that the Corporation may not exercise such conversion right unless the weighted average (by daily trading volume) closing price per share of Common Stock for a period of thirty (30) consecutive trading days immediately prior to such mandatory conversion is greater than 200% of the Conversion Price. In no event shall the Corporation cause the conversion of any Series C Preferred Stock at any time prior to the third anniversary of the Original Issue Date of the Series C Preferred Stock.

          (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Market Price (as hereinafter defined) per share of Common Stock on the date immediately preceding the conversion date. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. If upon such conversion the holders of Series C Preferred Stock have received any Rights and such conversion takes place prior to the Distribution Date with respect to such Rights, such holder shall also surrender such Rights upon such conversion. The Corporation shall, as soon as practicable thereafter,

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issue and deliver at such office to such holder of Series C Preferred  Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               (i) SPECIAL DEFINITIONS. For purposes of this Section 5, the following definitions shall apply:

                    (A) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (B) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (C) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to paragraph 5(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (1) in connection  with the  acquisition of the capital
stock of Page Call, Inc. by Benbow PCS Ventures, Inc. (the "Page Call Transaction");

                         (2) upon conversion of any shares of Series C Preferred
Stock;

                         (3)  to   employees,   officers  or  directors  of,  or
consultants to, the Corporation pursuant to a stock grant, option plan, purchase

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plan or other employee stock incentive  program  (collectively,  the "Plans") or any other agreement with any third parties so long as any such Plans or agreements are approved by the Corporation's Board of Directors;

                         (4) as a dividend or distribution on Series C Preferred
Stock;

                         (5) by way of dividend or other  distribution on shares
of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2), (3) and (4) or on shares of Common Stock so excluded; or

                         (6) by way of  adjustments  made  pursuant  to  Section
5(e).

               (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of Series C Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Market Price on the date of, and immediately prior, to such issue.

               (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                    (A) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Market Price on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (1) no further adjustment in the Conversion Price shall
be made upon the subsequent issue of Convertible  Securities or shares of Common

Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (2) if such Options or Convertible  Securities by their
terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                         (3) on the expiration or cancellation of any Options or
the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Conversion Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (2) above, the Conversion Price shall be recomputed as if:

                              a)  in  the  case  of  Convertible  Securities  or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any, and

                              b)  in  the  case  of  Options   for   Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation
(determined pursuant to Section 5(d)(v))upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (4) no readjustment pursuant to clause (2) or (3) above
shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)) without consideration or for a consideration per share less than the Market Price on the date of and immediately prior to such issuance, then and in such event, the Conversion Price of the Series C Preferred Stock shall be reduced, concurrently with such issuance, (A) to a price (calculated to the nearest full cent) determined by multiplying the Conversion Price by a fraction (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price; and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 5(d)(iv), all shares of Common Stock issuable upon
(i) conversion of all outstanding Preferred Stock, (ii) conversion of all outstanding Convertible Securities and (iii) upon exercise of all outstanding Options, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 5(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

               (v) DETERMINATION OF CONSIDERATION. For purposes of this Section 5(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (A) CASH AND PROPERTY. Such consideration shall:

                         (1) insofar as it consists of cash,  be computed as the
aggregate amount of cash received by the Corporation;

                         (2) insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (3) in the event Additional  Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                    (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                         (x) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (y) the  maximum  number of shares of Common  Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (e) ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS. In the event the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification, stock split or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price for the Series C Preferred Stock in effect immediately prior to such dividend, subdivision, combination or consolidation shall, concurrently with the effectiveness of such dividend, subdivision, combination or consolidation, be proportionately adjusted.

          (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

          (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C

Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Series C Preferred Stock.

          (h) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series C Preferred Stock:

                    (A) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                    (B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series C Preferred Stock at the address for each such holder as shown on the books of this Corporation.

          (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Restated Certificate of Incorporation.

     Section 6. REDEMPTION/CONVERSION.

          (a) RIGHT OF REDEMPTION/CONVERSION. Subject to the rights of series of authorized Preferred Stock which may from time to time come into existence, at any time on or after the seventh anniversary of the Original Issue Date, each holder of Series C Preferred Stock shall have the right to cause the Corporation, at the Corporation's sole option, to either (i) redeem/convert such Series C Preferred Stock, in whole or in part, in cash, at a redemption price in an amount equal to the Liquidation Price (as defined in Section 3(a)) at the time in effect (the "Voluntary Redemption/Conversion Price"), or (ii) so long as shares of the Common Stock remain listed on NNM or another national securities exchange, to convert such Series C Preferred Stock into fully registered, fully paid and nonassessable shares of Common Stock, with the value of such Common Stock being deemed to be equal to 95% of the Market Price of the Common Stock for the thirty (30) trading days immediately preceding the conversion date (the "Deemed Conversion Value"). No fractional shares of Common Stock shall be issued upon such conversion of the Series C Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Deemed Conversion Value. Any such conversion shall be conducted in accordance with Section 5(c).

          (b) OPTIONAL REDEMPTION/CONVERSION. From and after the third anniversary of the Original Issue Date, the Corporation shall have the right and option to redeem/convert all, but not less than all, shares of the outstanding Series C Preferred Stock. The redemption/conversion price for each share of

Series C Preferred Stock redeemed pursuant to this Section 6(b) shall be an amount payable in cash equal to the sum of the Liquidation Price (as defined in
Section 3(a)) at the time in effect and the Make-Whole Payment (as defined hereinafter), if any (the "Redemption/Conversion Price"). The "Make Whole Payment" per share shall be equal to: (i) from and after the seventh anniversary of the Original Issue Date, zero; (ii) from and after the fifth anniversary of the Original Issue Date but prior to the seventh anniversary of the Original Issue Date, an amount equal to the excess, if any, of (A) an amount sufficient to provide a holder of the Series C Preferred Stock with a compounded internal rate of return of 20% (as measured from the Original Issue Date to the date of payment of the Redemption/Conversion Price on the basis of an initial investment of $100.00 per share of Series C Preferred Stock) over (B) the Liquidation Price, and (iii) from and after the third anniversary of the Original Issue Date but prior to the fifth anniversary of the Original Issue Date, an amount equal to the excess, if any, of (A) an amount sufficient to provide a holder of the Series C Preferred Stock with a compounded internal rate of return of 25% (as measured from the Original Issue Date to the date of payment of the Redemption/Conversion Price on the basis of an initial investment of $100.00 per share of Series C Preferred Stock) over (B) the Liquidation Price.

          (c) The Corporation shall provide each holder of Series C Preferred Stock with a written notice of redemption/conversion (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than sixty (60) nor later than twenty (20) days before the date fixed for redemption. The notice of redemption/conversion shall specify (i) the class or part of the class of shares to be redeemed; (ii) the date fixed for redemption/conversion (the "Redemption/Conversion Date"); (iii) the Voluntary Redemption/Conversion Price or the Redemption/Conversion Price, as applicable;(iv) the place the holders of Series C Preferred Stock may obtain payment of the Voluntary Redemption/Conversion Price or the
Redemption/Conversion Price, as applicable, upon surrender of their certificates; and (v) the last date prior to the date of redemption/conversion that the right of conversion of the Series C Preferred Stock may be exercised. If funds are available on the date fixed for redemption/conversion, then whether or not shares are surrendered for payment of the Voluntary Redemption/Conversion Price or the Redemption/Conversion Price, as applicable, the shares shall no longer be outstanding and the holders thereof shall cease to be stockholders of the Corporation with respect to the shares redeemed/converted on and after the date fixed for redemption/conversion and shall be entitled to receive the Voluntary Redemption/Conversion Price or the Redemption/Conversion Price, as applicable, without interest upon the surrender of the share certificate. If less than all the shares represented by a share certificate are to be redeemed/converted, the Corporation shall issue a new share certificate for the shares not redeemed/converted.

          (d) If on the Redemption Date funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Series C Preferred Stock required to be redeemed as provided herein, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption PRO RATA according to the number of shares of Series C Preferred Stock held by each holder subject to the redemption (a "Partial Redemption"). The Corporation shall make additional Partial Redemptions beginning thirty (30) days after the Redemption Date and each thirty (30) days thereafter until all tendered or outstanding, as the case may be, shares of Series C Preferred Stock have been redeemed.

     Section 7. CHANGE-OF-CONTROL REDEMPTION/CONVERSION

          (a) Upon the occurrence of a Change of Control (as such term is defined hereinafter, each holder of Series C Preferred Stock shall have the right to require the Corporation, at the Corporation's option, to either: (i) redeem such Series C Preferred Stock, in cash, at a price per share equal to 105% of the Liquidated Price at the time in effect, or (ii) convert such Series C Preferred Stock into fully registered, fully paid and nonassessable shares of Common Stock, at a price of 105% of the Liquidation Price at the time in effect. In the event the Corporation elects to convert the shares of Series C Preferred Stock, the value of the Common Stock per share shall equal the Deemed Conversion Value (as defined in Section 6(a)). No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Deemed Conversion Value. Any such conversion shall be conducted in accordance with Section 5(c). In the event the Corporation elects to redeem the shares of Series C Preferred Stock, if sufficient funds are not legally available to redeem all outstanding shares of Series C Preferred Stock tendered for redemption, then redemption shall be carried out PRO RATA according to the number of shares of Series C Preferred Stock required to be redeemed as provided herein (a "Partial Redemption") as of the Change of Control Redemption Date (as defined hereinafter). The Corporation shall make additional Partial Redemptions beginning thirty (30) days after the Change of Control Redemption Date and each thirty (30) days thereafter until all outstanding shares of Series C Preferred Stock have been redeemed.

     For purposes of this Section 7, "Change of Control" means the occurrence of any of the following events:

               (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or entity shall be deemed to have "beneficial ownership" of all securities that such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the voting power of all classes of voting stock of the Corporation;

               (ii) the Corporation consolidates with, or merges with or into, another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Corporation is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (1) capital stock of the surviving or transferee person or entity or (2) cash, securities or other property (other than capital stock described in the foregoing clause (1)) of the surviving or transferee person or entity in an amount that could be paid as a Restricted Payment as described under Section 7.4 of the Corporation's Stock Purchase Agreement, dated as of June 29, 1998, and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or entity shall be deemed to have "beneficial ownership" of all securities that such person or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding voting stock of the surviving or transferee person or entity;

               (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Corporation, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office; or

               (iv) the Corporation is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a Transaction which satisfies the conditions set forth in Section 4(c).

          (b) The Corporation shall provide each holder of Series C Preferred Stock with a written notice of the occurrence of a Change of Control (addressed to the holder at its address as it appears on the stock transfer books of the Corporation), not earlier than sixty (60) nor later than twenty (20) days before the date of such occurrence. Such notice shall specify the Corporation's election pursuant to Section 7(a) and a date for redemption payments to be made, if applicable, which shall be a date not later than the date of the occurrence of the Change of Control (the "Change of Control Redemption Date").

     Section 8. PREEMPTIVE RIGHTS.

          (a) Unless the holders of a majority of the shares of Series C Preferred Stock then outstanding waive the applicability of this Section 8 to a particular issuance of New Securities (as defined below), each holder of shares of Series C Preferred Stock (a "Preemptive Right Holder") shall have a preemptive right to purchase a PRO RATA share of all or any part of any such New Securities which the Corporation may, from time to time, propose to sell and issue if such issuance reflects a price per share of Common Stock that is lower than the existing Conversion Price (subject to appropriate adjustment for any Recapitalization Events). A Preemptive Right Holder's PRO RATA share, for purposes of this preemptive right, is a fraction equal to the aggregate number of shares of Series C Preferred Stock and/or Common Stock received upon conversion of the Series C Preferred Stock then held by such Preemptive Rights Holder divided by the total number of shares of Common Stock of the Corporation on a fully-diluted basis then outstanding (including after giving pro forma effect to the issuance of shares of Common Stock issuable under all options, warrants and convertible securities of the Corporation then outstanding and the issuance of Common Stock or Common Stock equivalents pursuant to the Page Call Transaction).

          (b) Except as set forth in the next succeeding sentence, "New Securities" shall mean any shares of Common Stock, whether now authorized or not, and rights, options or warrants to purchase said shares of Common Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock. Notwithstanding the foregoing, "New Securities" do not include (i) securities issued in the acquisition of another corporation by the Corporation or a subsidiary of the Corporation by merger, purchase of securities, purchase of substantially all of the assets or other reorganization or in a transaction governed by Rule 145 under the Securities Act, (ii) shares of Common Stock issued or issuable, or options or other rights therefor, to employees, officers, directors or consultants pursuant to any plan, agreement or other arrangement approved by the Board of Directors, (iii) shares of Common Stock issued or issuable on conversion of outstanding Preferred Stock or any convertible securities otherwise permitted to be issued hereunder or pursuant to the Corporation's Restated Certificate of Incorporation, (iv) shares of capital stock issued in connection with the Page Call Transaction or (v) stock issued in connection with a Recapitalization Event.

          (c) In the event the Corporation proposes to undertake an issuance of New Securities triggering the preemptive right hereunder, it shall give each Preemptive Right Holder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Corporation proposes to issue the same. Each Preemptive Right Holder shall have 15 days from the date of receipt of any such notice to agree to purchase up to such Preemptive Right Holder's respective PRO RATA share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

          (d) If a Preemptive Right Holder fails to exercise such preemptive right within said 30-day period, the Corporation shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 60 days from the date of said agreement) to sell the New Securities not elected to be purchased by Preemptive Right Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Corporation's notice. In the event the Corporation has not sold the New Securities or entered into an agreement to sell the New Securities within said 120-day period (or sold and issued New Securities in accordance with the foregoing within 60 days from the date of said agreement), the Corporation shall not thereafter issue or sell any of such New Securities, without first offering such securities in the manner provided above.

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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Designations to be signed by its Chairman of the Board and President and attested by its Secretary this 29th day of June, 1998.


                                             ARCH COMMUNICATIONS GROUP, INC.


                                             By: /S/ C. EDWARD BAKER, JR.
                                             Name:   C. Edward Baker, Jr.
                                             Title:  Chairman of the Board and
                                                     Chief Executive Officer